EXHIBIT 4.5

DESCRIPTION OF CAPITAL STOCK

The following brief description of the capital stock of Super Micro Computer, Inc. (“us”, “our”, “we”, or the “Company”) is a summary. This summary is not complete and is subject to and qualified in its entirety by reference to the complete text of our Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”), and our Amended and Restated Bylaws (“Bylaws”) previously filed with the U.S. Securities and Exchange Commission and incorporated by reference as an exhibit to this Annual Report on Form 10-K of which this Exhibit 4.5 forms a part. We encourage you to read our Certificate of Incorporation and our Bylaws carefully.

General

The Company’s Certificate of Incorporation provides that it may issue up to 100,000,000 shares of common stock, $0.001 par value per share, and 10,000,000 shares of preferred stock, $.001 par value per share. As of November 30, 2019, there were 50,085,282 shares of our common stock outstanding.

Common Stock

The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. At a meeting of stockholders at which a quorum is present, holders of a majority of the shares of our common stock entitled to vote in any election of directors may elect all of the directors standing for election. Subject to preferences applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably any dividend declared by the board of directors of the Company (the “Board”). In the event of a liquidation, dissolution or winding up of the Company, holders of our common stock are entitled to share ratably in the assets remaining after payment of liabilities and the liquidation preferences of any outstanding preferred stock. Holders of our common stock have no preemptive, conversion or redemption rights. Each outstanding share of common stock is fully paid and non-assessable.

Preferred Stock

There are 10,000,000 shares of undesignated preferred stock authorized for issuance. Our Board has the authority, without further action by the stockholders, to issue preferred stock in one or more series. In addition, the Board may fix the rights, preferences and privileges of any preferred stock it determines to issue. Any or all of these rights may be superior to the rights of the common stock. Preferred stock could thus be issued quickly with terms calculated to delay or prevent a change in control of our company or to make removal of management more difficult. Additionally, the issuance of preferred stock may decrease the market price of our common stock. At present, we have no plans to issue any shares of preferred stock.

Anti-Takeover Provisions

Delaware Law

We are subject to Section 203 of the Delaware General Corporation Law regulating corporate takeovers, which prohibits a Delaware corporation from engaging in any business combination with an “interested stockholder” during the three year period after such stockholder becomes an “interested stockholder,” unless:

•
prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•
the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers, and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
on or subsequent to the date of the transaction, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Except as otherwise specified in Section 203, an “interested stockholder” is defined to include:

•
any person that is the owner of 15% or more of the outstanding voting securities of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the date of determination; and

•	the affiliates and associates of any such person.

Certificate of Incorporation and Bylaws

Our Certificate of Incorporation and Bylaws provide that:

•	no action can be taken by stockholders except at an annual or special meeting of the stockholders called in accordance with our Bylaws, and stockholders may not act by written consent;

•
the approval of holders of two-thirds of the shares entitled to vote at an election of directors is required to adopt, or to alter, amend or repeal our Bylaws or amend or repeal the provisions of our Certificate of Incorporation regarding the election and removal of directors, the ability of stockholders to take action and the indemnification of our directors, and the percentage of shares necessary to amend the Certificate of Incorporation;

•	our Board is expressly authorized to make, alter or repeal our Bylaws;

•	holders of at least 10% or more of our common stock may call special meetings of the stockholders;

•
our Board is divided into three classes of service with staggered three-year terms. This means that only one class of directors is elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective terms;

•	our Board is authorized to issue preferred stock without stockholder approval; and

•
we will indemnify officers and directors against losses that may incur in connection with investigations and legal proceedings resulting from their services to us, which may include services in connection with takeover defense measures.

These provisions may make it more difficult for stockholders to take specific corporate actions and could have the effect of delaying or preventing a change in control of our company.

Limitation of Liability

As permitted by the Delaware general corporation law, our Certificate of Incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law, relating to unlawful payment of dividends or unlawful stock purchase or redemption of stock; or

•	for any transaction from which the director derives an improper personal benefit.

As a result of this provision, we and our stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care.

Our Certificate of Incorporation and Bylaws also provide for the indemnification of our directors and officers to the fullest extent authorized by the Delaware General Corporation Law. The indemnification provided under our Certificate of Incorporation and Bylaws includes the right to be paid expenses in advance of any proceeding for which indemnification may be payable, provided that the payment of these expenses incurred by a director or officer in advance of the final disposition of a proceeding may be made only upon delivery to us of an undertaking by or on behalf of the director or officer to repay all amounts so paid in advance if it is ultimately determined that the director or officer is not entitled to be indemnified.

Under our Bylaws, we have the power to purchase and maintain insurance to the extent reasonably available on behalf of any person who is or was one of our directors, officers, employees or agents, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against the person or incurred by the person in any of these capacities, or arising out of the persons fulfilling one of these capacities, and related expenses, whether or not we would have the power to indemnify the person against the claim under the provisions of the Delaware General Corporation Law. We intend to maintain director and officer liability insurance on behalf of our directors and officers.

Listing

Our common stock is listed on the OTC market under the symbol “SMCI.”

Stock Transfer Agent

The transfer agent and registrar for our common stock is Mellon Investor Services.